Exhibit 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact        Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact        Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

July 31, 2013

Vectren Corporation Reports Second Quarter 2013 Results
Affirms 2013 Guidance

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported net income for the quarter, excluding results of ProLiance Holdings, LLC (ProLiance), of $27.1 million or $0.33 per share, compared to $30.8 or $0.38 per share during the second quarter of 2012. For the six months ended June 30, 2013, net income excluding the results of ProLiance, was $81.5 million or $0.99 per share, compared to $88.0 million or $1.08 per share in the prior year. As previously reported, on June 18, 2013, ProLiance exited the natural gas marketing business by disposing of certain of the net assets, along with the long term pipeline and storage commitments, of its gas marketing subsidiary, ProLiance Energy, LLC. As a result of this transaction and subject to final working capital adjustment, the company recorded its share of the loss on the disposition, termination of long term pipeline and storage commitments, and related transaction and other costs totaling ($43.6) million pre-tax, or ($26.8) million net of tax, during the second quarter of 2013.The company also reflected its share of the operating losses of ProLiance, totaling ($6.1) million in the second quarter of 2013 and ($10.7) million for the year to date period. Reported consolidated results for the second quarter of 2013 was a net loss of ($5.8) million, or ($0.07) per share, compared to net income of $25.6 million, or $0.31 per share, for the three months ended June 30, 2012. For the six months ended June 30, 2013, consolidated net income was $44.0 million, or $0.53 per share, compared to $76.9 million, or $0.94 per share for the six months ended June 30, 2012.

Summary results

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Utility earnings were $24.2 million, or $0.29 per share, in the second quarter of 2013, compared to $20.1 million, or $0.24 per share, in 2012. Year to date net income for the utility group is $79.3 million or $0.96 per share, compared with $76.1 million or $0.93 per share for the year to date 2012.

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Nonutility earnings, excluding ProLiance, were $3.2 million in the second quarter of 2013, compared to $10.9 million in 2012. For the year to date period, nonutility earnings, excluding ProLiance, were $2.4 million compared to $12.0 million in the prior year.

•	Through announced and executed financing transactions, the Utility Group continues to execute on its debt refinancing plans in order to lower on-going interest expense.

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“We continue to be pleased with the performance of our utility operations as it outperformed 2012 for both the quarter and year-to-date,” said Carl L. Chapman, Vectren's chairman, president and CEO. “For our nonutility group, Infrastructure Services' results also exceeded last year's performance for the first half of the year as the demand for infrastructure replacement continues. During the quarter, we completed the exit of the natural gas marketing business through ProLiance's disposition of the assets of ProLiance Energy. We think this move is important as we continue to focus on providing the most value to investors. Finally, though we are disappointed with the financial results of our coal mining operation, we are hopeful that results will improve through the ramp up of the Oaktown operations and continued focus on cost reductions at Prosperity.”

2013 earnings guidance affirmed

As previously announced, consolidated earnings in 2013 are expected to be $1.90 to $2.10 per share, excluding results from ProLiance. The company expects 2013 Utility Group earnings to be within a range of $1.65 to $1.75 per share, and the Nonutility Group earnings to be in a range of $0.20 to $0.40 per share, excluding results from ProLiance. Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in earnings for 2013 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

ProLiance natural gas marketing exit

As previously reported, on June 18, 2013, ProLiance exited the natural gas marketing business through the disposition of certain of the net assets, along with the long term pipeline and storage commitments, of its gas marketing subsidiary, ProLiance Energy, LLC to a subsidiary of Energy Transfer Partners. As a result of this transaction and subject to any final adjustment for working capital, the company recorded its share of the loss on the disposition, termination of long term pipeline and storage commitments, and related transaction and other costs totaling ($43.6) million before tax, or ($26.8) million net of tax, during the second quarter of 2013.

During the second quarter ended June 30, 2013, results related to the company's share of ProLiance's results, which include financing costs, income taxes, and other holding company costs and inclusive of the loss associated with exiting the business as discussed above, were a loss of ($32.9) million, compared to a loss of ($5.2) million in 2012. During the six months ended June 30, 2013, results related to ProLiance were a loss of ($37.5) million, compared to a loss of ($11.1) million in 2012.

At June 30, 2013, ProLiance had approximately $52.4 million of members' investment remaining on its balance sheet, supported by its investment in LA Storage, formerly named Liberty Gas Storage, LLC, (Liberty) of $35.4 million, two midstream assets, and a small amount of working capital. The company's remaining investment in ProLiance at June 30, 2013 totals $31.9 million and is comprised of $21.8 million of equity and a $10.1 million note receivable.

Utility Group financing transactions

During the second quarter of 2013, approximately $111 million of Southern Indiana Gas and Electric's (SIGECO or Vectren South) tax-exempt long-term debt was redeemed at par plus accrued interest. Approximately $62 million of tax-exempt long-term debt was reissued on April 26, 2013, at interest rates that are fixed to maturity, receiving proceeds, net of issuance costs, of approximately $60 million. The terms are $22.2 million at 4percent per annum due in 2038, and $39.6 million at 4.05 percent per annum due in 2043. The remaining approximately $49 million of the called debt is held by VUHI and planned for remarketing in the third quarter of 2013.

On April 1, 2013, VUHI executed an early redemption at par of $121.6 million 6.25 percent senior unsecured notes due in 2039. This debt was refinanced on June 5, 2013, with proceeds from a private placement note purchase agreement entered into on Dec. 20, 2012, with a delayed draw feature. It provides for the following tranches of notes: (i) $45 million 3.2 percent senior guaranteed notes, due June 5, 2028, and (ii) $80 million 4.25 percent senior guaranteed notes, due June 5, 2043. The notes are unconditionally guaranteed by Indiana Gas Company, Inc., SIGECO and Vectren Energy Delivery of Ohio, Inc.

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On July 25, 2013, VUHI announced that it priced $150 million of 10 year senior unsecured notes. The notes were sold to various institutional investors through the private placement market and included a delayed draw feature. VUHI will issue $150 million of 3.72 percent senior notes due Dec. 5, 2023. The proceeds received from the issuance of the senior notes will be used to refinance $100 million of existing 5.25 percent senior notes that mature August 1, 2013, for capital expenditures, and for general corporate purposes. Subject to the satisfaction of customary conditions precedent, the notes will be funded on or about Dec. 5, 2013, as a result of the delayed draw feature.

When coupled with the utility refinancings completed in 2012, significant annualized interest savings are expected to be realized. Interest expense at VUHI for 2013 is expected to be at or below its 2013 target of approximately $68 million, down from approximately $80 million in 2011.

Utility Group discussion

The Utility Group is comprised of VUHI's operations, which consist of the company's regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west-central Ohio. The Electric Utility Services segment provides electric distribution services to southwestern Indiana and includes the company's power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company's utility operations.

In the second quarter of 2013, the Utility Group earnings were $24.2 million, compared to $20.1 million in 2012. In the six months ended June 30, 2013, the Utility Group earned $79.3 million, compared to $76.1 million in 2012. The improved results in 2013 are primarily related to increased gas utility margins from small and large customers, return on electric transmission investment, and lower interest expense.

Gas Utility Services
The Gas Utility Services operating segment, which is comprised of Vectren's Indiana North and South gas operations and Vectren Ohio, earned $2.9 million during the second quarter of 2013, compared to earnings of $1.3 million in the second quarter of 2012. In the six months ended June 30, 2013, Gas Utility Services earned $41.0 million, compared to earnings of $38.8 million in 2012. Results in 2013 have been impacted by small customer growth and increased large customer margin. Results also continue to be favorably impacted by returns earned on increased investment in bare steel and cast iron pipe replacements, particularly in Ohio, and by lower interest expense.

Following is information related to the earnings from Gas Utility Services for the three and six months ended June 30, 2013. Identified items are presented after the impact of income taxes.

	Quarter	Year to
(millions)	End	Date
2012 Gas Utility Earnings	$1.3	$38.8

Large customer margin	0.2	1.1
Small customer margin	0.4	1.2
Recovery of infrastructure investment in Ohio	0.5	1.0
Interest expense	0.4	0.5
Depreciation expense	(0.3)	(0.6)
Operating expenses and all other*	(0.9)	(1.0)
	1.6	2.2

2013 Gas Utility Earnings	$2.9	$41.0

*Due to a typographical error, the quarter end number, as originally reported, for operating expenses and all other was erroneously reported as (0.9) and this number should have been 0.4. This change has no impact on our consolidated financial results as originally reported.

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Electric Utility Services
The Electric Utility Services operating segment is comprised of Vectren South's electric distribution business and includes the company's power generating and wholesale power operations. Electric Utility Services earned $18.9 million in the three months ended June 30, 2013, compared to $17.2 million in the prior year quarter. Electric Utility Services earned $33.5 million year to date in 2013, compared to earnings of $32.8 million for the six months ended June 30, 2012. The timing of power supply operating expenses favorably impacted second quarter results, and year to date operating expenses are relatively flat. In both the second quarter and year to date periods, results were favorably impacted by lower interest expense and increased wholesale margin and return on transmission investment. These favorable impacts were somewhat offset by lower electric small customer margin resulting from conservation initiatives, net of lost margin recovery. Finally, the second quarter weather, when compared to the same period in 2012 reduced earnings by ($1.6) million, driven by cooling degree days that were 27 percent cooler than the prior year period.

Following is information related to the earnings from electric utility operations for the three and six months ended June 30, 2013. Identified items are presented after the impact of income taxes.

	Quarter	Year to
(millions)	End	Date
2012 Electric Utility Earnings	$17.2	$32.8

Margin from weather	(1.6)	0.7
Small customer usage, net of lost margin recovery	(0.7)	(1.1)
Transmission return	0.5	0.9
Wholesale power margin	0.6	0.3
Operating expenses	2.1	(0.1)
Interest expense	1.1	1.2
Depreciation expense	(0.4)	(0.9)
All other	0.1	(0.3)
	1.7	0.7

2013 Electric Utility Earnings	$18.9	$33.5

Other operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer billing systems and the customer contact center, as examples. In the second quarter of 2013, earnings were $2.4 million, compared to $1.6 million in 2012. In the six months ended June 30, 2013, earnings from these operations were $4.8 million compared to $4.5 million in 2012.

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of Nonutility Group corporate expense.

During the 2013 second quarter, earnings from Nonutility operations were $3.2 million, excluding the ProLiance results, compared to $10.9 million in 2012. For the six months ended June 30, 2013, the Nonutility Group earned $2.4 million, excluding the ProLiance results, compared to $12.0 million in 2012. Results in the second quarter of 2013 primarily reflect decreased results from Coal Mining. Year to date results reflect increased Infrastructure Services earnings of $3.4 million and lower Coal Mining results of ($11.9) million, compared to the prior year. Coal Mining's decreased results are primarily due to the continued softness in the overall coal market and continued difficult mining conditions at the Prosperity mine that have negatively impacted the cost per ton at that mine.
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Infrastructure Services
Infrastructure Services provides underground pipeline construction and repair services through wholly-owned subsidiaries Miller Pipeline, LLC, (Miller) and Minnesota Limited, LLC (Minnesota Limited).

Inclusive of holding company costs, earnings from Infrastructure Services' operations for the second quarter of 2013 were $7.9 million, compared to $8.4 million in the prior year's second quarter. During the six months ended June 30, 2013, earnings were $14.8 million, compared to $11.4 million year to date in 2012. Second quarter results are slightly lower than the prior year quarter on less favorable weather in 2013. Year to date, the improved results reflect continued increased demand for services. Revenues year to date in 2013 were $346 million, compared to revenues of $267 million during the first half of 2012. Construction activity generally is expected to remain strong as companies replace their aging natural gas and oil infrastructure. In addition, construction activity is expected to be favorably impacted as pipeline operators construct new pipelines due to the continued strong demand for shale gas and oil infrastructure.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through wholly-owned subsidiary Energy Systems Group (ESG).

Energy Services' operations were a loss of ($0.8) million during the second quarter of 2013, compared to operating at break-even during the second quarter of 2012. During the six months ended June 30, 2013, Energy Services operated at a loss of ($2.2) million, compared to a loss of ($1.7) million in 2012. The lower results in the both the quarter and year to date periods reflect a reduction in revenues, which indicates continued slowing in demand for performance contracting projects due primarily to budgetary constraints on municipal and school customers. This unfavorable impact to results was partially offset by increased tax deductions associated with energy efficiency projects in accordance with IRS guidance released in 2012. As of June 30, 2013, performance contracting backlog was $62 million, compared to $77 million on Dec. 31, 2012. ESG continues to develop strategies to position it for growth as the national focus on energy conservation, renewable energy, and sustainability continues for the long term given the expected rise in power prices across the country.

Coal Mining
Coal Mining owns, and through its contract miners, mines and then sells coal to the company's utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Vectren Fuels).

Results from Coal Mining, inclusive of holding company costs, were a loss of ($3.7) million in the second quarter of 2013, compared to earnings of $2.5 million for the same period in the prior year. Year to date in 2013, Coal Mining had a loss of ($9.7) million, compared to earnings of $2.2 million in the prior year.

While coal sales and related revenues were higher than the prior year due to additional volumes sold, results in 2013 were lower due to continued higher production costs associated with a thin coal seam and other unfavorable mining conditions at Prosperity mine. Results during the quarter and year to date periods also reflect reduced pricing for customers associated with contracts that had price reopener clauses during 2012 and the overall softness in the coal market.

Vectren Fuels' expected production is approximately 6.3 million tons in 2013. Coal sales in 2013 are estimated at 6.5 million tons. The company's second mine at its Oaktown mining complex began production during the second quarter of 2013. Oaktown 1 is producing at costs that are very competitive and Oaktown 2 production costs are expected to be similar once the production ramp up is complete. To date, mining conditions and production costs at the company's Oaktown mining complex are in line with expectations. Vectren Fuels continues to implement changes in its mining plan to reduce its on-going mining costs at Prosperity, including the utilization of low profile equipment.

Use of Non-GAAP Measures

This press release contains non-GAAP financial measures that exclude the results related to the company's investment in ProLiance.
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Management uses consolidated net income, consolidated earnings per share, and Nonutility Group net income, excluding ProLiance results, to evaluate its results. Management believes analyzing underlying and ongoing business trends is aided by the removal of the ProLiance results and the rationale for using such non-GAAP measures is that, through the disposition by ProLiance of ProLiance Energy assets, the company has now exited the gas marketing business.

A material limitation associated with the use of these measures is that the measures that exclude ProLiance results do not include all costs recognized in accordance with GAAP. Management compensates for this limitation by prominently displaying a reconciliation of these non-GAAP performance measures to their closest GAAP performance measures. This display also provides financial statement users the option of analyzing results as management does or by analyzing GAAP results.

The following table reconciles consolidated net income, consolidated basic EPS, and Nonutility Group net income to those results excluding ProLiance results.

	Three Months Ended June 30, 2013			Six Months Ended June 30, 2013
(in Millions, except EPS)	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure
Consolidated
Net Income (Loss)	$(5.8)	$(32.9)	$27.1	$44.0	$(37.5)	$81.5
Basic EPS	$(0.07)	$(0.40)	$0.33	$0.53	$(0.46)	$0.99
Nonutility Group Net Income (Loss)	$(29.7)	$(32.9)	$3.2	$(35.1)	$(37.5)	$2.4

	Three Months Ended June 30, 2012			Six Months Ended June 30, 2012
(in Millions, except EPS)	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure	GAAP Measure	Exclude ProLiance Results	Non-GAAP Measure
Consolidated
Net Income (Loss)	$25.6	$(5.2)	$30.8	$76.9	$(11.1)	$88.0
Basic EPS	$0.31	$(0.07)	$0.38	$0.94	$(0.14)	$1.08
Nonutility Group Net Income (Loss)	$5.7	$(5.2)	$10.9	$0.9	$(11.1)	$12.0

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on Aug. 1, 2013
Vectren's financial analyst call will be at 2p.m. (EDT), Aug. 1, 2013, at which time management will discuss second quarter and year to date financial results and 2013 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2013 Second Quarter Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com, by clicking on the “Investors” link at the top of the page, then by choosing the webcast link located on the right-hand side under Current Events. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-

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thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services and coal mining. To learn more about Vectren, visit www.vectren.com.

Forward-looking statements
A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management's Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements. Such statements are based on management's beliefs, as well as assumptions made by and information currently available to management. When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, “likely”, and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints. Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, cyber attacks, or other similar occurrences could adversely affect Vectren's facilities, operations, financial condition and results of operations. Increased competition in the energy industry, including the effects of industry restructuring and unbundling. Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases. Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight. Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations. Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments. Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense. Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks. Direct or indirect effects on the company's business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries. The performance of projects undertaken by the company's nonutility businesses and the success of efforts to realize value from, invest in and develop new opportunities, including but not limited to, the company's infrastructure services, energy services, coal mining, and remaining energy marketing businesses and/or assets. Factors affecting infrastructure services, including the level of success in bidding contracts; fluctuations in volume of contracted work; unanticipated cost increases in completion of the contracted work; funding requirements associated with multi-employer pension plans; changes in legislation and regulations impacting the industries in which the customers served operate; the effects of weather; failure to properly estimate the cost to construct projects; the ability to attract and retain qualified employees; cancellation and/or reductions in the scope of projects by customers; credit worthiness of customers; ability to obtain materials and equipment required to perform services; and changing market conditions. Factors affecting coal mining operations and their cost structure, including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from mining incidents at coal mines of other companies; geologic,

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equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations;
volatile coal market prices and demand;  supplier and contract miner performance; the cost of production; the availability of key equipment, contract miners and commodities; availability of transportation; coal quality, including its sulfur and mercury content; and the ability to access coal reserves. Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness. Risks associated with material business transactions such as mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions. Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws. Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren's filings with the Securities and Exchange Commission, including Vectren's 2012 annual report on Form 10-K filed on Feb. 15, 2013. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

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